                                               Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-105416

PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED JUNE 6, 2003

                                  $125,000,000

                                  [ARRIS LOGO]

             4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2008 AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

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This prospectus supplement supplements information contained in the prospectus dated June 6, 2003 covering the resale by selling securityholders of our 4 1/2% convertible subordinated notes due 2008 and shares of our common stock issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

INVESTING IN THE NOTES AND SHARES OF COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             This prospectus supplement is dated January 14, 2004.


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The information in the table appearing under the caption "Selling
Securityholders" in the prospectus is amended by adding the information below with respect to any person not previously listed in the prospectus and by superseding the information with respect to any person previously listed in the prospectus with information that is set forth below:

                                           PRINCIPAL AMOUNT OF
                                             NOTES OWNED AND         AMOUNT OF SHARES    AMOUNT OF SHARES
                                              OFFERED HEREBY           OWNED(1)(2)            OFFERED
NAME OF SELLING SECURITYHOLDER                                                             HEREBY(2)(3)
------------------------------------------ -------------------       ----------------    ----------------
Class C Trading Company, Ltd                       $300,000                60,000              60,000
MSD TCB, LP                                      $9,100,000             1,820,000           1,820,000

(1) Includes the shares into which the notes held by such selling securityholder are convertible at the conversion price.

(2) The conversion price and the number of shares issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights" in the prospectus. Accordingly, the number of shares issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) Assumes that the full amount of notes held by the selling securityholder are converted into shares at the conversion price and offered by such shares by such selling securityholder pursuant to the prospectus.

We may from time to time include additional selling securityholders and information about such selling securityholders' plans of distribution in future supplements to the prospectus.


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